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                                                                      EXHIBIT 11


                 COMPUTATION OF NET EARNINGS PER SHARE


                                                             Quarter ended
                                                             June 30, 1997
                                                             -------------
Net Income                                                      $2,539,039

Preferred Stock Accumulated Dividends                              (71,877)
                                                                ----------
Net earnings available to
common shareholders                                             $2,467,162

Weighted average number of common
shares outstanding during period                                 5,228,600

Weighted average number of common
equivalent shares (treasury stock method)
composed of shares issuable upon option exercise                   172,614
                                                                ----------
Weighted average number of shares used in
calculating primary earnings per share                           5,401,414

PRIMARY NET EARNINGS PER SHARE                                  $    0.467
                                                                ==========
Weighted average number of common
equivalent shares (treasury stock method for
fully diluted) composed of shares issuable upon
option exercise                                                    176,471
                                                                ----------
Weighed average number of shares used in
calculating fully diluted earnings per share                     5,405,071

FULLY DILUTED NET EARNINGS PER SHARE                            $    0.456
                                                                ==========


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